Exhibit 99.2

Earning Call Transcript

Sportsman’s Warehouse Holdings, Inc. (NASDAQ:SPWH)

Q3 2020 Earnings Conference Call

December 2, 2020 4:30 PM ET

Participants

Caitlin Howe – Sportsman's Warehouse Holdings, Inc. – VP of Corporate Development & IR

Jon Barker – Sportsman's Warehouse Holdings, Inc. – President, CEO & Director

Robert K. Julian – Sportsman's Warehouse Holdings, Inc. – Secretary & CFO

Daniel Hofkin – William Blair & Company L.L.C. – Research Division – Analyst

Justin E. Kleber – Robert W. Baird & Co. Incorporated – Research Division – Junior Analyst

Mark Smith – Lake Street Capital Markets, LLC – Research Division – Senior Research Analyst

Peter Keith – Piper Sandler & Co., Research Division – Director & Senior Research Analyst

Ryan Sigdahl – Craig-Hallum Capital Group LLC – Research Division – Senior Research Analyst

Operator – Greetings, and welcome to the Sportsman's Warehouse Third Quarter 2020 Earnings Conference Call. (Operator Instructions) Please note, this conference is being recorded.

I will now turn the conference over to your host, Caitlin Howe, Head of Investor Relations. You may begin.

Caitlin Howe – Thank you. With me on the call today is Jon Barker, Chief Executive Officer; and Robert Julian, Chief Financial Officer of Sportsman's Warehouse.

Before we get started, I would like to remind you of the company's safe harbor language. The statements we make today will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which includes statements regarding our expectations about our future results of operations, demand for our products and growth of our industry. Actual future results may differ materially from those suggested in such statements due to a number of risks and uncertainties, including those described under the caption Risk Factors in the company's 10-K for the year ended February 1, 2020, and the company's other filings made with the SEC.

We will also disclose non-GAAP financial measures during today's call. Definitions of such non-GAAP measures as well as reconciliations to the most directly comparable GAAP financial measures are provided as supplemental financial information in our press release included as Exhibit 99.1 to the Form 8-K we furnished to the SEC today, which is also available on the Investor Relations section of our website at sportsmans.com.

I'd also like to note that today's materials include an earnings conference call PowerPoint presentation, which is available at sportsmans.com in the Investor Relations section of the website. You can utilize this deck to follow along with today's prepared remarks.

I would now like to turn the call over to Jon Barker, Chief Executive Officer of Sportsman's warehouse.

Jon Barker – Thank you, Caitlin. Good afternoon to everyone on the call, and thank you for taking the time to join us today. Hopefully, you and your families have remained safe and healthy since we last spoke.

In my remarks, I will discuss high-level Q3 financial results and trends, then I will provide some commentary on quarter-to-date Q4 results. Following my comments, Robert will provide more details on our third quarter and year-to-date financial results as well as an outlook for the fourth quarter and full year 2020. Finally, we will open up the call for questions.

I'm going to start on Slide 4 of the presentation. During the third quarter, we remained open and operational in all markets while continuing to prioritize the health and safety of our associates and customers. I'm very pleased with the efforts of the Sportsman's Warehouse associates as they continue to navigate record levels of demand.

In our stores, we provided exceptional service to our customers while continuing our strict adherence to health and safety protocols, including cleaning, face masks and social distancing. We believe that one of the keys to our extraordinary success in the current environment has been the dedication of our associates in our stores, distribution center, care center and the corporate office. In recognition of the sustained commitment from our associates, we provided another round of hero pay in Q3 to all nonexecutive team members, totaling approximately $2 million.

During the third quarter, our e-commerce-driven sales growth continued at a rapid pace, allowing us to safely serve customers and expand our digital reach. Both in stores and online, demand was elevated across all of our categories.

During the quarter, we worked closely with our vendors and provided our customers with inventory levels that we believe were unmatched by our direct competitors. However, we are not satisfied. It is our belief that inventory constraints and not a decrease in demand was the governor on our growth during the quarter. We ended Q3 with improved inventory positions compared to Q2 in all departments with the exception of the shooting sports.

Turning to Slide 5. I'll now discuss outdoor activity participation trends and the growth of our loyalty program and e-mail database. While final statistics are not yet available, hunting participation across many states is up double or even triple digits this season. Due to this increased participation, our demand for firearms, ammunition and related accessories continued to be elevated during Q3.

In addition to hunting, participation in fishing, camping and hiking continued at an elevated rate in Q3 as confirmed by national park attendance and hunting and fishing license sales. During this period, we grew our loyalty program to nearly 2.6 million customers and increased our overall e-mail database by 84% year-over-year.

We believe we are capitalizing on our best-in-class credit card and loyalty programs and our expanded database to better engage with customers, which helps us drive traffic in stores and online.

Turning to Slide 6. Multiple factors in Q3, led by elevated participation in outdoor activities, market share gains in firearms, the election cycle and social unrest resulted in very favorable financial results. Net sales in Q3 were $386 million, an increase of 59% over prior year. Same-store sales increased 41% in Q3 versus prior year. Same-store sales for firearms and ammunition were up 98% and 53%, respectively.

Total Sportsman's Warehouse firearms unit sales increased 134% compared to Q3 of last year while adjusted NICS checks were up 57% during the same period. Therefore, once again, in the third quarter, we achieved significant market share gains in firearms, confirming Sportsman's Warehouse leadership in this category.

Our optics, electronics and accessory category increased 26% during the third quarter on a same-store sales basis. Apparel grew 19% and footwear sales grew 8% during the quarter. We saw particular strength in our functional apparel and footwear with camouflage, outerwear and hunting boots outperforming our expectations.

Turning to Slide 7. I will now comment on our omni-channel strategy and e-commerce results. The events of 2020, combined with evolving consumer behaviors, have accelerated adoption of our e-commerce platform, including BOPUS and ship-to-home. During the third quarter, our e-commerce-driven sales grew over 200% year-over-year. This growth rate was notable given our strategic decision to prioritize inventory in stores and materially reduce digital marketing efforts, which limited online growth during the quarter.

Through the first 3 quarters of 2020, e-commerce-driven sales accounted for more than 10% of total net sales. We believe there is meaningful opportunity for sustained e-commerce channel growth, and therefore, we plan to continue to invest in our team, platform and capabilities.

We will also continue to expand our store footprint. In 2020, we opened 9 new Sportsman's Warehouse stores. Our latest store opened in early Q4 and is located in Corona, California. In total, there are currently 111 stores operating under the Sportsman's Warehouse banner.

In addition, our first Legacy Shooting Center, which opened earlier this year, is performing ahead of expectations. We are currently assessing expansion opportunities for this concept in 2021.

Finally, I'd like to share some insights on early Q4 trends and results. Overall, total net sales for the fiscal month of November were up approximately 70% compared to prior year. This is a continuation of the sales growth trend we saw in Q3. While firearms and ammunition continue to be in high demand, we are seeing strong results across all major product categories. This broad-based growth confirms our belief that increased participation in activities like camping and fishing is a sustainable trend.

In regards to this past weekend, unlike many retailers, we saw increased foot traffic in our stores during the Black Friday weekend. Additionally, online traffic saw significant increases versus prior year with online demand up triple digits. These results give us optimism that our categories are continuing to grow and that our product assortment and the Sportsman's Warehouse brand is resonating with customers.

Turning to Slide 8. In summary, while there is significant uncertainty surrounding the path of the pandemic and its impact on the economy, we are highly encouraged by the surge of new participants in the activities in which we specialize. The sustained factors impacting our society in 2020 have motivated millions of people to engage or reengage with the outdoors. We believe Sportsman's Warehouse is well positioned to meet this heightened demand, and we're just beginning to engage with new customers across multiple product categories. We also believe we are strategically positioned to continue to capitalize on meaningful growth opportunities from heightened outdoor activity participation, e-commerce growth and new store expansion, which we believe will create long-term shareholder value.

We look forward to speaking with you again in late March when we report our fourth quarter and full year 2020 results. With that, I'll turn the call over to Robert to discuss our financial results and our outlook for Q4 and full year 2020.

Robert K. Julian – Thank you, Jon. I'll begin my remarks today with a review of our Q3 and year-to-date 2020 financial results. I will then review our outlook for the fourth quarter and FY 2020.

Turning to Slide 10 of the presentation. Third quarter 2020 net sales were $385.7 million compared to $242.5 million in the third quarter of 2019, an increase of $143.2 million or 59.1% over the prior year period. Same-store sales increased 41% in the quarter, led by firearms and ammunition, which increased 98% and 53%, respectively, over the prior year. Camping, fishing and apparel also had strong quarters, increasing over the prior year period by 26%, 25% and 19%, respectively. Finally, footwear increased nicely as well over the prior year, up 8% on a same-store basis.

Q3 2020 gross profit was $130.6 million compared to $84.2 million in the third quarter of 2019, an increase of $46.4 million or 55.1%. Gross margin was 33.9% for the quarter, a decline of 80 basis points versus prior year. This decline could be attributed to several factors. Product and channel mix led to a 260 basis point headwind in gross margin due to a higher proportion of revenue coming from firearms and ammunition and a higher level of sales transacted through our e-commerce platform. This impact was partially offset by higher product margins, volume incentives and other adjustments, which in aggregate positively impacted gross margin by 180 basis points.

SG&A expense of $92.3 million for Q3 2020 was an increase of $23.9 million or 35% compared to the third quarter of 2019. However, SG&A expense as a percentage of revenue improved approximately 430 basis points, coming in at 23.9% for the quarter. We incurred additional payroll expense of $14.3 million versus prior year, including the $2 million of hero pay for our frontline and nonexecutive back-office associates that Jon mentioned earlier. The remaining increase is primarily due to new store growth.

Rent expense increased approximately $2.4 million versus prior year primarily due to new store openings. Other operating expense increased approximately $7.3 million versus the prior year, which is primarily a result of higher credit card fees due to increased sales volume.

Income from operations was $38.3 million for Q3 2020 compared to $15.9 million in the prior year period, an increase of $22.4 million.

Interest expense in Q3 2020 was $0.5 million compared to $2.1 million in Q3 of 2019, a reduction of $1.6 million. This improvement is primarily the result of lower total borrowings.

We recorded income tax expense of $9.5 million in Q3 2020 compared to $3.3 million in Q3 2019. This is the result of improved profitability year-over-year.

Net income for the quarter was $30.5 million or $0.68 per diluted share as compared to net income of $10.5 million or $0.24 per diluted share in the prior year period. This represents a year-over-year improvement of $0.44 per diluted share.

Adjusted net income in Q3 2020 was $31.5 million or $0.71 per diluted share compared to adjusted net income of $10.8 million or $0.25 per diluted share in Q3 2019. This represents a year-over-year improvement of $0.46 per diluted share on an adjusted basis.

Adjusted EBITDA for Q3 2020 was $49.9 million compared to $23.2 million in the prior year period, an increase of $26.7 million or 115%.

Turning now to Slide 11 of the presentation. Q3 year-to-date 2020 net sales were $1.0 billion compared to $628.2 million in the first 3 quarters of 2019, an increase of $385.3 million or 61.3%. Q3 year-to-date 2020 same-store sales increased 44% compared to prior year. Q3 year-to-date 2020 gross profit was $334.5 million compared to $211.6 million in 2019, an increase of $122.8 million. Q3 year-to-date 2020 gross margin was 33.0%, a decline of 70 basis points versus prior year.

Q3 year-to-date 2020 SG&A expense of $251.1 million was an increase of $59.8 million or 31% compared to the comparable period in 2019. As a percentage of net sales, Q3 year-to-date 2020 SG&A leverage improved approximately 570 basis points to 24.8% of net sales.

Q3 year-to-date 2020 income from operations was $83.4 million compared to $20.3 million in the prior year period.

Q3 year-to-date 2020 interest expense was $3.1 million compared to $6.6 million in 2019. We recorded year-to-date 2020 income tax expense of $20.7 million compared to $3.2 million in 2019.

Q3 year-to-date 2020 net income was $61.8 million or $1.40 per diluted share compared to $10.5 million or $0.24 per diluted share in the comparable period of the prior year. Q3 year-to-date 2020 adjusted net income was $65.6 million or $1.48 per diluted share compared to adjusted net income of $11.3 million or $0.26 per diluted share in 2019.

Q3 year-to-date 2020 adjusted EBITDA was $111.7 million compared to $39.4 million in the prior year period, an increase of $72.3 million or 184%.

Turning to Slide 12. I will now comment on our balance sheet and liquidity. Q3 2020 ending inventory was $322 million compared to $338 million at the end of Q3 2019, a decrease of $16 million. We added 10 new stores and closed 1 store during this time. Inventory is down approximately 20% on a same-store 4-wall basis compared to prior year.

Year-to-date in 2020, we have incurred $15.4 million of net capital expenditures compared to $22.9 million in the same period of 2019, a decrease of $7.5 million year-over-year.

Q3 year-to-date 2020 operating cash flow was $171.7 million versus $57.8 million for Q3 2019. This $114 million improvement in operating cash flow year-over-year is primarily due to higher net income, accounts payable and accrued expenses versus prior year. While our accounts payable balance increased year-over-year, our days payable outstanding metric declined slightly compared to prior year.

Our liquidity continues to improve as we ended Q3 with no outstanding borrowings on our line of credit compared to $142 million at the end of Q3 2019. This reduction was achieved while holding an incremental $17 million of cash balances versus prior year.

At the end of Q3 2020, we had approximately $218 million of availability on our revolving credit facility. The outstanding balance in our term loan was $8 million at the end of Q3 2020 compared to $30 million at the end of Q3 2019, a reduction of $22 million. This includes an accelerated payment on our term loan of $8 million made in Q3 2020. Our total liquidity, including cash on hand, at the end of Q3 2020 was $238 million compared to $80 million in the prior year period.

Turning now to Slide 13 of the presentation. As I mentioned previously, we will be providing an outlook for Q4 and fiscal year 2020. Starting with our net sales outlook. We estimate Q4 net sales to be in the range of $356 million to $386 million and fiscal year 2020 net sales to be in the range of $1.37 billion to $1.40 billion.

Same-store sales growth in the fourth quarter of 2020 is anticipated to be in the range of 32% to 42%, resulting in fiscal year 2020 same-store sales growth in the range of 42% to 46%.

Adjusted EBITDA for Q4 2020 is expected to be in the range of $31 million to $35 million. In fiscal year 2020, adjusted EBITDA is expected to be in the range of $143.6 million to $147.2 million. Adjusted EPS for Q4 is expected to be in the range of $0.39 to $0.45 and full year adjusted EPS in the range of $1.87 to $1.93. Finally, fiscal year 2020 capital expenditures are anticipated to be approximately $17 million to $19 million.

That concludes our prepared remarks for today. We look forward to updating you on our business and financial results during our next earnings call planned for late March 2021.

With that, I will now turn the call back over to the operator for questions.

Operator – And our first question is from Ryan Sigdahl with Craig-Hallum Capital Group.

Ryan Sigdahl – Great. Congratulations on the strong results and guide. Want to start kind of preelection, postelection, have you seen any change in demand for either guns or ammo?

Jon Barker – It's Jon. We've seen a mix change starting in Q3 with a heavier concentration of sales units and demand in hunting products, while personal protection, which includes handguns and shotguns, remained strong as well as the MSR category. We did start to see more of a transition into hunting in Q3, which lined up very closely with the increase in hunting license sales and hunting participation across the country.

Ryan Sigdahl – And then as a follow-up, Jon, as far as the supply chain goes, it's been constrained for a while. Can you talk about kind of the puts and takes between the hunting categories versus personal protection and others and how the supply chains are going?

Jon Barker – Yes. The flow is -- the flow on all of our shooting sports, both firearms and ammunition, is still solid, but demand is exceeding -- and I think we mentioned, we did 134% growth in units in Q3 of firearms as a company. That's all units, all stores. In NICS, we're up 57%.

So it's clearly an indicator of just looking at the math high level, demand is still outstripping production. We are gaining market share through our position in the industry, relationships we have and our ability to forecast in pure goods. And I see a shortage of firearms and ammunition continuing for at least a few more months, Ryan. Again, I don't have a crystal ball, but it looks to me like we've got a couple more months before the supply chain could get back into a normal state.

Ryan Sigdahl – Good. Then just switching over, wildfires, Western U.S., can you walk through kind of store impact, good, bad, then kind of the net overall impact to the company?

Jon Barker – Yes. We -- as you remember, Ryan, in 2019, we saw significant increases in generator sales in California related to fires and rolling blackouts. We did not expect to comp those numbers this year and what ended up happening because of a combination of activities around forest fires in the West and Northwest as well as blackouts. We did really well in generators, again, this year.

Math in the numbers was the impact to hunting. We had quite a few public land areas in Idaho especially that were shut down this year. And people could not -- Colorado as well and Wyoming, could not actually participate and get into the mountain. So that was a little bit of, I'll call it, a negative to the industry and certainly to us. But it was masked within just a large quantity of participation across the board.

Ryan Sigdahl – One more for me, and then I'll turn it over. Just -- I know you're only giving guidance for this year, 1 more quarter. But any commentary you can give kind of longer term as we look out to next year. I know rewards members are up significantly, et cetera. But how do you think about outdoor participation and trends? And any directional commentary kind of on margins and outlook for next year would be helpful.

Jon Barker – Yes. Again, thanks, Ryan. We're not going to provide any guidance on exact financials. But I can tell you, as we think about the future of the outdoor industry and specific to Sportsman's Warehouse, we are very, very bullish on the participation we've seen this year. We've had millions of new and reengaged participants across the board in every activity in which we participate. And I don't believe that's a onetime flash in the pan.

As we've gotten into November, and we shared some high-level trends, we're up over 70% for the fiscal month of November. What we're seeing as far as basket demand inside the store and online is a continuation of products for what I believe are holiday gift-giving that are outside season. So the amount of demand we're seeing in camping, fishing, hiking, activities and hunting, of course, is related to holiday demand. And I believe that's individuals that reengaged or engaged for the first time are asking for their next product or the next step-up in the product they're going to use next season, spring, summer and fall of 2021.

Robert, I don't know if you want to give any comments on the margin piece or just...

Robert K. Julian – No. I think that we intend to -- we hope to give guidance. We prefer to give guidance. And hopefully, at the end of the year and as we enter into 2021 on our next earnings call, we'll be able to give specific guidance around revenue and EPS and so on. But at this time, I think that we're just not prepared to do that.

Jon Barker – Okay.

Operator – And our next question is from Daniel Hofkin with William Blair.

Daniel Hofkin – I just want to make sure I understood a little bit better about kind of the -- and I apologize if you had addressed this earlier. But as far as the kind of end demand in categories relative to what you had expected or what you've seen over the course of the quarter and in November, whether you feel like that's kind of fully held up and that issues where you're seeing some constrained supply, if that's kind of the only thing that's kind of holding things back or if you're seeing any differences in end demand from what you can tell. Obviously, sometimes that can be tough to gauge, but just curious what you're seeing. That's my first question.

Jon Barker – Yes, Dan. On demand across categories, November, we've seen an uptick of strength and a more balanced demand across our business in November. And again, I see that pointing to holiday gift-giving around outdoor products. So we've seen it in -- across the board, even at a higher rate across the board in some categories than we saw in Q3.

Firearms and ammunition, again, continue to be strong, mixed a little bit more towards the hunting seasons recently than personal protection and potential regulatory, but that demand continues. But across the board in November, we've seen really, really strong sales. We're excited about the holiday season.

Daniel Hofkin – And in terms of -- that's great to hear. And then in terms of sort of, I guess, what you're seeing from manufacturers and your access to product and all of that and also just channel inventory, it sounds like channel inventories remain very, very lean in general or at least in an excess demand situation. Is that a fair way to read it? And any additional color on that?

Jon Barker – Dan, I think you're directionally correct. What I would tell you is that our inventory positions today as we sit here are very good across the chain in camp, fish, hike, apparel, footwear. Even hunting accessories are in pretty good shape.

We are -- continue to be thin in firearms and ammunition. And I think that's just a matter of we did a great job of forecasting hunting season. We had the product in-house. Demand for hunting this fall far exceeded what the industry expected and what we expected. We are now thin across the board on all firearms and ammunition. So we've got some supply chain makeup to do, and that will take several months for the industry to accomplish.

The nice thing about, I guess, where we're at today as we think about the future, if there's a more normalization of firearms demand in 2022, we will have visibility into that demand as a retailer and as an industry as we're building inventory up to normal stock levels.

Daniel Hofkin – And in terms of your kind of relative position with vendors, how that's kind of evolving in terms of access to product and inventory position, et cetera, ability to get your products as soon as anyone, if there's any commentary there.

Jon Barker – Yes, absolutely. Again, Dan, I think across the board, outside of firearms and ammunition, we're in really good position today.

I can't really speak to exactly what the competitors are getting or not getting. We're certainly doing our own channel checks, and we're out visiting the competitors on a regular basis. I can only point to the NICS checks. In Q3, we were up 134% firearm sales, and NICS were up 57%. I think that's a proof point that we've done a better job in forecasting, planning, and we do have the right relationships with the key vendors. We've had those long term, and that's what has helped us exceed our competitors in access to product during this recent surge.

Operator – And our next question is from Peter Keith with Piper Sandler.

Peter Keith – Jon, maybe just to follow up on that last question with your performance versus NICS. It looks like that gap to NICS has widened in Q3 relative to Q2, which I guess would suggest market share acceleration. Could you just help us understand that? Do you think you're just getting more inventory? Or do you think your model is resonating even more with customers today because of the selection?

Jon Barker – I think it's 3 parts, Peter. I think our brand and assortment is resonating better than anyone else's in the shooting sports. And I think you can see that just by looking at the assortment of our direct competitors against ours as well as our pricing, our geographic position. I think we are getting a larger portion or percentage of the available supply than our direct competitors.

I also think to a small percentage -- in Q3, we did open 3 stores, which helped a little bit in increasing that gap. But we expect to continue to have a gap in our growth compared to NICS, which we've shown for many, many quarters as a proof point to our ability to grow market share in the firearms industry.

Peter Keith – Okay. Very good. And I think some very good comments have been made around November and the broadening of demand. I guess, Jon, to put maybe words into your mouth, if we look to the first half of next year and there's concern around just having to lap these compares, are you guys getting more optimistic around lapping these compares that you'll see year-on-year growth with maybe categories such as camping and fishing based on sort of this off-season demand that you're seeing right now? Is that a fair statement to make?

Jon Barker – I'm not prepared to make that statement today, Peter. I think we need some additional time to really model out at the category level and traffic and demand cycles for 2022 before we provide any insight on how we're thinking about next year.

I think it's fair to say that we're excited about the future. We've got a lot of participation. But on the other hand, there's been some significant increases in same-store sales that I think we have to be thoughtful in our modeling against for 2021.

Peter Keith – Okay. That's perfectly fair. And just lastly, the guidance is great, and we do like the transparency. It does suggest obviously a slowdown. And so I'm assuming that no one's going to anticipate you maintain 70%, but anything to call out for December or January with regard to inventory constraints or issues that are foreseeable?

Jon Barker – Yes. It's a great question. I think we should probably hit a little bit on consumer demand. And what we've seen is some of the changes this year compared to previous holidays. Starting the beginning of

November, we saw significant growth across the business in holiday demand. We changed our marketing cadence some, which facilitated that. I also think the customer was thinking differently about their shopping behavior given the impact of COVID and limitations on ability to visit retail stores.

So we saw strong sales from the very beginning of the month. It continued through Cyber Monday. And while many retailers -- and again, I visited a lot of stores on Black Friday. We as a team were out in stores. We read all the articles. What many retailers saw in a decline in traffic from Wednesday through Sunday, we actually saw an increase in traffic in our same-store sales.

We did see the customers come in a little stronger on Wednesday on that curve than we normally do, a little slightly lighter on Friday, and then Saturday and Sunday were strong again. So my perspective is customers were a little more conservative in being in a crowded retail center on Black Friday, and they made up for it by coming in on Wednesday, Saturday and Sunday as well as online sales. So again, I think the customer has been strong. They continue to show strength even through Monday.

As I think about the rest of the season, Peter, we -- I think the unknown for us is January. We feel like we're going to have a very strong through Christmas holiday season. The comps, once we get to January, a little tougher for us. If you remember, last year, we started to return to more normal in January. And we are being somewhat conservative in how we think of the post-holiday shopping season for January as we frame up Q4's guidance.

Robert K. Julian – And Peter, I'll just add and expand on something that Jon said. Just a reminder of the comparison period that last year leading into December, Walmart had announced that they were exiting the ammunition category. There was significant discounting and promotional activity by our competitors. So we chose not to participate in. We did take a hit for that in revenue. And then you will recall that once that was finished and Walmart was out, our business returned to much normal trends in January.

So relatively speaking, the comparison for January of this year versus last year is tougher relative to what we saw sort of November and certainly in December when all that promotional activity was going on as Walmart was exiting ammunition.

Peter Keith – Okay. Great color, guys. Good luck with the rest of the holiday season.

Operator – And our next question is from Mark Smith with Lake Street Capital Markets.

Mark Smith – First, I just wanted to look at the sales shift that you talked about within firearms, kind of moving more towards traditional kind of hunting firearms. Can you talk if -- maybe if we just look at MSR and 9-millimeter, did you see any decline in that demand during the quarter? Or is it just that you started to see the hunters come out during the quarter and become a larger piece of the mix?

Jon Barker – More the latter, Mark. We continue to see strong demand on personal protection and MSRs. And certainly, the election cycle drove additional interest in MSRs. And we could see that in an increase in the ASP within the personal protection and MSR category. The hunter -- hunting consumer increased significantly and brought that percentage up.

So again, light on inventory for personal protection, light on -- we started to see light numbers on available inventory in MSRs. Demand there continued to be strong. But we were well positioned going in the hunting season, and those customers, they arrived and we found we could have had even more inventory in both hunting shotguns, hunting rifles and centerfire rifle, ammunition for hunting, we were a little light on and continue to be light.

Mark Smith – Okay. And post-quarter end through kind of the holiday season thus far, any change in that demand for kind of personal protection, MSR and handguns?

Jon Barker – I'll say that demand is still out -- it's exceeding the supply.

Mark Smith – Okay. And then as we look at kind of the ammunition trends versus maybe the firearm trends, do you feel like this kind of fits with historical precedent where we've seen ammo demand with much longer legs maybe than firearm demand once supply kind of catches up? Do you feel like this -- the ammo industry has maybe changed due to the fact that we have so many new shooters that are out there?

Jon Barker – I do. I think some of the -- Mark, we've said that over 40% of the firearms -- the industry has communicated over 40% of the firearms sold this year were to first-time buyers. And those consumers are starting to shoot, and they will continue to shoot. And we expect to see the demand for ammunition to continue further in the future at an elevated rate than we do firearms themselves.

Mark Smith – Okay. And then just looking at the gross profit margin for breakdown, I think Robert had talked a little bit about the mix obviously on a year-over-year basis hurting that a little bit as well as the growth in e-comm hurting that. I don't know if there's any more data that you can give us around that.

But the other question on that is what you've seen from -- on a pricing basis from OEMs and if you've been able to successfully pass through those price increases and if you have opportunity to take price increases maybe above that.

Jon Barker – Yes. Mark, we've spoken about this a little bit in the past. To be very clear, we want to balance margins in those key categories against consumer perception and price elasticity. We have received multiple rounds of price increases this year from ammunition manufacturers especially. In most cases, we passed those on, and our margins in ammunition today are better than they've been since I've been with the company.

The other thing that has helped on that front, Mark, is there's much less promotional activity across the board this year in firearms and ammunition. Again, Robert mentioned it a moment ago. Especially in ammunition last year, there were significant Black Friday deals across the board. And at the same time, you had a couple of retailers pulling back materially and clearing out their shelves.

So the margins we're seeing in ammunition are very, very solid today. We feel good about where we're priced. We are priced very competitively, and we believe we're creating long-term relationships with shooters because we are approaching the model from a long-term view, not a short-term profit-only focus.

Mark Smith – Okay. Excellent. And as we look kind of big picture at unit growth, obviously, the balance sheet is in great shape. You've got strong demand and really strong core customers and new customers that it sounds like you're doing a good job retaining them and getting their information. How do you feel about your unit growth opportunities? And how quickly, if you wanted to, could you ramp unit growth?

Robert K. Julian – Mark, this is Robert. I think that we still feel good about our stated strategy of opening 8 to 12 new Sportsman's Warehouse stores a year. And maybe we'd like to be at the higher end of that range, and we have been the last couple of years at the higher end of that range. But we also want to continue to be very mindful about being able to open these stores intelligently and to be able to get the right mix of inventory and to be able to execute with the store openings and the grand openings and get the right workforce in place.

And so it is not really our intention to change our stated store expansion strategy of 8 to 12. As I said, maybe we'll try to be at the higher end of the range like we have been. But I think we feel like that, that 12 is the number that we can do really, really well. Certainly not constrained financially to do more than that, but from a human resources point of view and an execution point of view, we feel good about that 8 to 12 range.

Mark Smith – Excellent. And then I think the last question from me, and I apologize if I missed it with all the numbers and -- that you guys have given us. Did you give and, if not, can you give us the comp number, same-store sales in November?

Jon Barker – We did -- Mark, we did not provide the comp sales numbers, and we're not going to be providing those for the month of November. We gave a total number. Sales are up over 70% is what we've rung up.

Robert K. Julian – I will say one thing, Mark, in that regard in terms of -- if you're looking at the trends. In Q4, the new store growth will be a little lower than what you've seen through the first 3 quarters, and same-store sales growth will be a little higher because we will anniversary the acquisition of the 8 Field & Stream stores that we made in October of last year. And those will start to appear as same-store sales growth, not new store growth. So there is going to be a shift in that going forward.

Mark Smith– Okay. And if I recall right, and Robert, you can correct me if I'm wrong, you did see some gross profit margin increase from those acquisitions on the inventory that you purchased with those as well, right?

Robert K. Julian – We did. There was a discount for the inventory acquired in those transactions. And that gave us a little bit of a boost in the first couple of months as we sold through that inventory.

Operator – And our next question is from Justin Kleber with Baird.

Justin E. Kleber – Yes. Just maybe first, can you give us an update in terms of what you've seen from that first-time firearm buyer that came into your store at the onset of the pandemic? Have they returned to make other purchases within the category? Are they shopping other categories across the store? Just any color there would be helpful.

Jon Barker – Yes. I can just give you some high level. We started to get enough data on our first-time gun buyers by monthly cohort. And in that first couple of months, they are trending similar or slightly above previous new gun buyers. We've also done some external surveying using a third party, and first-time gun buyers this year have indicated -- over 1/3 of those survey recipients or respondents have said they expect to buy a second firearm in the next 12 months.

A little early on the basket analysis to communicate their cross-department. We're a little early in that analysis, but initial indicators are positive. But their returning trips and transactions to the stores look very good compared to previous year's first-time buyers. So we're excited about that customer, keeping them in the fold.

Robert K. Julian – There was another interesting bit of data that -- this is broad industry data, not just Sportsman's Warehouse data about the demographics around -- I think at that time, it was for the 5 million new firearms purchases in the first half of the year, that 58% of them were African-American and 40% of them were female, which, again, is a quite interesting demographic and an opportunity, I think, to attract new customers to the business.

Justin E. Kleber – Okay. Just maybe a follow-up on the guidance just to make sure I understand how you're kind of building it up. Even though December was very difficult for you last year, it doesn't sound like you're planning December sales to accelerate from the November run rate. Is that accurate?

Robert K. Julian – I'd say that, that is generally fair, that what we expect is sort of a continuation of current trends more or less in November and December and then with a little bit of a tougher compare as our business returned to normal last January and maybe a little bit more conservative for the month of January.

Justin E. Kleber – Okay. And then last question maybe again for you, Robert. It's, could you maybe break out the 260 basis point headwind from product and channel mix during the quarter and then how you're thinking about those 2 variables within your 4Q outlook, which seems to imply gross margin is going to be down, which I assume is just largely mix-related? But any additional color there?

Robert K. Julian – Sure. So the breakout or the separation between what is product mix and channel mix has been very, very consistent pretty much all year, starting in Q1, Q2 and in Q3. And in round numbers, I would say the product mix has been about 200 basis points of headwinds, and the channel mix has been about 50 or 60 basis points of headwinds. And that has been very consistent. And I don't have a good reason to think that, that trend is going to change.

As it relates to Q4 gross margin, Q4 is traditionally -- I think you have to pay attention to the normal seasonality of our gross margin. And usually, highest gross margins for our business is in Q2 and Q3. The lowest gross margin in our business, and that's just based on mix and seasonality and normal promotional activity during holiday, is Q4.

So I would say that the differential between the year-over-year margins by quarter should not be expected to be very different. What you're just seeing in Q4 in terms of what's assumed in our forecast is typical seasonality, and the same influences that are impacting Q2 and Q3 year-over-year will impact Q4 in a similar way.

Operator – And we have reached the end of our question-and-answer session. And I will now turn the call over to Jon Barker for closing remarks.

Jon Barker – I want to thank you for joining the conversation today. I would also like to take a moment to express my appreciation to everyone who works at Sportsman's Warehouse. I couldn't be prouder of the team's dedication and accomplishments so far this year. Together, we look forward to continuing to serve customers throughout the holiday season and into 2021. Thank you.

Operator – This concludes today's conference, and you may disconnect your lines at this time. Thank you for your participation.

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